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                                 [LETTERHEAD]


                              September 16, 1997


Mr. William Hoffman, Jr.
1294 Waterview Ct.
Ft. Lauderdale, FL 33326

Dear Chip,

It is with great pleasure I offer you a position with Dobson Communications Corporation. After our conversations I am convinced you would be a good complement to our companies and lead the Logix's group forward over the next several years.

Your title will be Vice President, Chief Operating Officer of Dobson's CLEC operations, reporting to me. Upon your agreement to join Dobson Communications Corporation, you will receive a signing bonus of $10,000.00. The initial annual salary will be $110,000 which will be reviewed one year after the start date. In addition, there will be a bonus of between 30-50% dependent on your performance as defined by a a set of objectives agreed to by you, myself, the business plan, and the Board of Directors. The bonus will be paid quarterly, based upon the performance in the previous quarter.

We also offer you the opportunity to purchase options for .11% or 664 shares of Dobson Communications Corporation at a strike price consistent with the current valuation of the company. Sixty percent (60%) of those options will vest over five years at 12% per year. Forty percent (40%) of the options will be performance-based, vesting at the end of the year and dependent upon achieving specific milestones and objectives, again identified within the business plan. Should a change of control occur at Dobson Communications Corporation, your options will be come fully vested. Attached to this letter is a spreadsheet representing a pro forma valuation for Dobson in year 2002. If you have any questions concerning these options, our CFO, Bruce Knooihuizen and myself would be happy to go over it with you.

Additionally, a mutually agreed upon compensation package, specific to Logix, will be implemented upon acceptance of the COO position. This package will be based on your ability to exceed Dobson's existing business plan.



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In addition, you will have three weeks vacation and a full medical and dental plan. We also have a 401K plan which will give you some additional deferred compensation opportunities. To insure relocation from Florida is quick and easy, we will reimburse you for actual moving expenses.

In the event you are terminated without cause, Dobson Communications Corporation agrees to a severance pay equal to one year's salary.

It would be beneficial to all for your start date to be as soon as possible.

Please indicate your concurrence to the above by signing below, then return the document to me.

Dobson Communications Corporation looks forward to you becoming a part of our team.

Sincerely,


Stephen Dobson
President, Dobson Wireless, Inc.



Agreed to:


/s/ William J. Hoffman, Jr.
-----------------------------------
William J. Hoffman, Jr.

Date: 9/23/97

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                                 [LETTERHEAD]

                                                             September 23, 1997


Mr. Stephen Dobson
President - Logix Communications
13439 N. Broadway Extension, Suite 200
Oklahoma City, OK 73114

Dear Stephen:

I am very pleased to accept your offer to serve as the Vice President and Chief Operating Officer for Dobson Communication's Logix group under the terms outlined in your offer letter dated September 16, 1997 and the additional terms that we discussed Tuesday. My official start date will be October 1, 1997.

In addition to the terms outlined in your letter, I understand Dobson will:

1. Develop a mutually agreed upon compensation package that will allow me to participate in achievement that exceeds the Logix business plan. I will receive compensation in instruments equivalent to 20% of EBITDA improvements on an annual basis.

2. The firm will provide a relocation package equivalent to Sprint Corporation's "Management Relocation Program" with the exception of section's 3.11, 3.20-21, 6.06, 7, 8 and 12.

3. The firm will provide initiation and dues to a suitable Country Club in the Oklahoma City area.

I look forward to the opportunity provided to me by Dobson and am ready to engage in the challenges ahead.

Sincerely,


/s/ William J. Hoffman Jr.
---------------------------------
William J. Hoffman Jr.